Exhibit 1

(Translation)

To whom it may concern
June 11, 2007
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Business and Capital Alliance with Business Bank Consulting Co., Ltd.
     NIS GROUP CO., LTD. (the “Company”) hereby announces that the Company and its wholly owned subsidiary, N I Strategic Partners Co., Ltd. (“NISP”), have entered into a basic agreement to form a business alliance with Business Bank Consulting Co., Ltd. (JASDAQ Listing Code: 3719; hereafter “BBC”), and NISP has decided to subscribe to a third party allotment of new shares to be issued by BBC.
1. Purpose of the business and capital alliance
     BBC primarily engages in business consulting services such as operations and systems integration consulting centered on accounting and human resources management. BBC is also developing an investment banking business, including consulting and advisory services for business revitalization, M&A and IPOs, through its wholly owned subsidiary, Business Bank Partners Co., Ltd.
     In order to realize the Company’s further development and improve its profitability, the Company is concentrating its managerial resources on four main businesses areas including investment banking business, real estate-related business, China-related business and loan servicing business, and changing its business structure to be an integrated non-bank financial company which meets the various needs of small and medium-sized enterprises.
     The Company, NISP and BBC have entered into this agreement in order to further develop each others businesses and profitability through the establishment of mutual cooperation in the investment banking business, the enhancement of consulting and advisory services to investee companies including information exchange, and the expansion of sales and marketing channels. BBC intends to change its business name to BBH Co., Ltd. on July 1, 2007.
2. Outline of the business alliance
(1)	Mutual cooperation and promotion toward the closing of investment projects and the composition of investment associations;
(2)	Provision of BBC’s services to the Company and its group companies’ investee companies and customers; and
(3)	Support for BBC’s business operations by the Company and its group companies
3. Outline of subscription to share allotment by BBC
(1)	Number of shares of BBC to be subscribed by NISP: 1,600,000 shares of common stock (proportion of new shares to be subscribed by NISP to total number of shares of BBC outstanding after issuance: 23.9%)
(2)	Changes in total number of shares outstanding of BBC

Number before issuance:	4,932,000 shares (as of June 11, 2007)
Number of new shares:	1,760,000 shares
Number after issuance:	6,692,000 shares

Note: There are potential securities other than the above shares. In addition, BBC will allot 160,000 shares of common stock to its representative director, Hiroyuki Tahara, on the same date. The above “number of new shares” and “number after issuance” include the number of shares to be allotted to Hiroyuki Tahara.
(3)	Aggregate amount of acquisition of new shares by NISP: 496,000,000 yen
(4)	Commencement date: June 26, 2007

4. Outline of Business Bank Consulting Co., Ltd.

Company name:	Business Bank Consulting Co., Ltd. (BBH Co., Ltd. after July 1, 2007)
Main business:	Consulting, facility management, sale of equipment and other business
Founded:	October 6, 1964
Representative:	Hiroyuki Tahara
Head office:	25-1, 1-chome Nishi-shinjuku, Shinjuku-ku, Tokyo, Japan
Amount of capital:	507,730,000 yen (as of December 31, 2006)
Major shareholders:	Kazunari Oshima, NSR Co., Ltd., Junko Terashima, Ninapharm Japon Co., Ltd., Japan Securities Finance Co., Ltd., Mitsubishi UFJ Capital Co., Ltd., Kazuo Toyota, Santebelle Co., Ltd.
5. Outline of N I Strategic Partners Co., Ltd.

Company name:	N I Strategic Partners Co., Ltd.
Main business:	Management of investment associations
Founded:	May 25, 2007
Representative:	Noboru Yoshimura
Head Office:	6-1, 1-chome Nishi-shinjuku, Shinjuku-ku, Tokyo, Japan
Amount of capital:	10,000,000 yen (as of May 25, 2007, date of foundation)
Major shareholders:	NIS GROUP CO., LTD. (100%)
6. Future Projections
     After the subscription of new shares to be issued by BBC to NISP, BBC will become an affiliate of the Company accounted for under the equity method. However, the effect on the Company’s performance for the current period is expected to be minor, and there will be no change in its financial forecasts.

These materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct. Important risks and factors that could cause our actual results to differ materially from these forward-looking statements include without limitation the following: weak economic conditions; intensified customer acquisition competition by entry of major financial institutions and IT companies; misconduct by an employee or director, or negative publicity for our industry; regulations under Japanese law, including regulations concerning loan interest rates and loan operations, the Special Measures Law concerning the Claims Servicing Business, the Installment Sales Law, the Securities and Exchange Law and other related regulations; regulations under U.S. law; amendments to current laws and the growing variety of legal means with which our customers can seek protection from creditors; funding and market interest rates; claims for excess interest repayments; reliability of our information or technological systems and networks; influence on important decisions by the Chairman and Representative Director and his family; risks in our operating assets portfolio; liquidity and conditions in stock markets; strategic alliances and joint ventures to acquire new customers; and economic trends and liquidity in real estate-related businesses.